UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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SUNOPTA INC.
(Name of Registrant as Specified In Its Charter)

_______________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SUNOPTA INC.
2233 Argentia Road
Suite 401, West Tower
Mississauga, ON L5N 2X7
905-821-9669

SUPPLEMENT TO PROXY STATEMENT FOR THE
ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 24, 2017

April 25, 2017

On April 13, 2017, SunOpta Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) relating to SunOpta’s 2017 Annual and Special Meeting of Shareholders (the “Meeting”). The Company has set May 24, 2017 as the date for the Meeting. The Meeting will be held at the Company’s corporate offices located at 2233 Argentia Road, Suite 401, West Tower, Mississauga, Ontario, Canada at 4:00 P.M. Eastern Daylight Time. As previously disclosed, the record date for determining the Company’s shareholders entitled to vote at the Meeting has been fixed as the close of business on March 27, 2017. This Supplement supplements the Proxy Statement to add information regarding Proposal 5, a resolution to:

(a)

remove the Beneficial Ownership Exchange Cap, which, in order to comply with NASDAQ Listing Rule 5635(b), currently limits the number of shares of Preferred Stock any holder may exchange for common shares of the Company (“Common Shares”) such that such holder's beneficial ownership of Common Shares may not exceed 19.99%;

(b)

remove the Voting Cap, which currently restricts the Investor (as defined below) from casting voting rights associated with the Preferred Stock in excess of 17,130,757 votes, being 19.99% of the outstanding Common Shares on the date of the Preferred Stock Transaction; and

(c)

waive the application of the Company’s Shareholder Rights Plan, which currently applies to prevent the Investor from increasing its beneficial ownership to 20% or more of the outstanding Voting Shares (as defined in the Shareholder Rights Plan), to allow the Investor to increase its beneficial ownership of outstanding Voting Shares to or above 20% where such increase results from the payment of In-Kind Dividends on the Preferred Stock

(collectively, the “Preferred Stock Resolution”). Any capitalized terms used but not defined in this Supplement have the meaning given thereto in the Proxy Statement.

All of the Preferred Stock is held by funds managed by Oaktree Capital Management, L.P. (collectively, the “Investor”). The Investor is currently seeking the Company's consent to a waiver of the Standstill (as defined below) (the "Waiver Request"). The Investor requested the waiver to acquire up to 5,125,036 Common Shares, being the number of shares that would increase the Investor's beneficial ownership to 19.99% of the Common Shares currently outstanding on a partially-diluted basis, assuming the exchange of all shares of Preferred Stock outstanding for Common Shares.

In connection with the Preferred Stock Transaction, the Investor entered into an Investor Rights Agreement (the "Investor Rights Agreement") that included a standstill provision that restricts the Investor from acquiring additional securities of the Company (the "Standstill"). The Standstill is subject to certain exceptions, including (a) acquisitions with the consent of the Company, (b) acquisitions in accordance with the terms of the Preferred Stock or participation rights provided to the Investor in connection with the Preferred Stock Transaction, (c) participation in rights offerings conducted by the Company, (d) pursuant to an agreement with the Company and the consent of the Board, acquiring Common Shares pursuant to a formal tender offer or take-over bid, which when aggregated with the existing Common Shares beneficially owned or controlled by the Investor, on an as-exchanged basis, does not exceed 27% of the outstanding Common Shares, on a partially-diluted basis, and (e) acquiring up to 3,000,000 Common Shares by way of market or private purchases on or before October 7, 2017. The Standstill continues until the later of (a) October 7, 2018 and (b) 12 months following the later of the date on which (i) no nominee of the Investor serves on the Board and (ii) the governance rights granted to the Investor under the Investor Rights Agreement are terminated.

As previously announced, the Investor relied on exemption (e) from the Standstill, as described above, to purchase 3,000,000 Common Shares in open market transactions between March 3 and March 6, 2017, thereby exhausting such exemption and increasing its ownership on an as-exchanged basis to 14,333,333 Common Shares, or 14.7% of the Common Shares currently outstanding on a partially-diluted basis.

The Board is currently considering the Waiver Request. As the Investor is a related party of the Company and has two nominees on the Board, the Board has established a process to have the disinterested directors of the Board consider the Waiver Request and negotiate the terms thereof.

Assuming that all dividends required to be paid on the Preferred Stock for the quarterly periods after January 1, 2017 and prior to the end of the third fiscal quarter of 2025 are In-Kind Dividends, and assuming no anti-dilution or other adjustments, the number of Common Shares deliverable on exchange of all shares of Preferred Stock would be 22,665,414, which together with the 3,000,000 Common Shares currently held by the Investor, would represent (as a percentage of the outstanding Common Shares as of the date of record date of the Proxy Statement on a partially-diluted basis, assuming the exchange of all shares of Preferred Stock outstanding for Common Shares) approximately:

(a)	23.6%, if the Company refuses the Waiver Request entirely; and
(b)	28.3%, if the Company consents to the Waiver Request in full and the Investor acquires 5,125,036 Common Shares.

The Voting Cap applies only to the voting rights associated with the Preferred Stock and would not apply to limit the Investor's ability to vote any Common Shares, including the 3,000,000 Common Shares currently held by the Investor, or any Common Shares that would be acquired if the Board consents to the Waiver Request. Currently, the Preferred Stock entitles the Investor to 11,333,333 votes (11.64%), which, together with the 3,000,000 Common Shares currently held by the Investor and the maximum 5,125,036 Common Shares that could be acquired if the Waiver Request were granted in full, would entitle the Investor to a total of 19,485,370 votes representing 19.99% .

If you have already voted, you do not need to take any action unless you wish to change your vote. A shareholder may revoke his or her vote at any time before it is voted at the Meeting by: (1) voting again by telephone or by Internet prior to 4:00 P.M. Eastern Daylight Time on May 22, 2017; (2) requesting, completing and mailing or delivering by facsimile a proper proxy card, as set forth in the Proxy Statement under “Questions and Answers about the Meeting and Voting–How can I vote?”; (3) sending written notice of revocation, signed by you (or your duly authorized attorney), to the Company at the corporate office of the Company at 2233 Argentia Road, Suite 401, West Tower, Mississauga, ON L5N 2X7, at any time prior to the last business day preceding the date of the Meeting; or (4) attending the Meeting (or any adjournment thereof) and delivering written notice of revocation prior to any vote to the Chair of the Meeting.

Any previously submitted proxy votes that are not revoked will continue to count as votes for or against the Preferred Stock Resolution. If any shareholder would like a new proxy or has any questions, please call Kingsdale Advisors at 1-877-659-1822 or email contactus@kingsdaleadvisors.com.

The Board recommends that the shareholders vote FOR the Preferred Stock Resolution.